Exhibit 107.1
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering prices of the offerings are $1,266,000 for the AMZN-linked Notes and $1,119,000 for the CAT-linked Notes for a total of $2,385,000.